Exhibit 8.1

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of November 21, 2016, by and between Issuer Direct Corp., a Delaware corporation (“Issuer Direct” or “Escrow Agent”), and CapRocq Core REIT, Inc., a Maryland corporation (“Issuer”).

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering statement on Form 1-A (the “Offering Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) shares of its Common Stock (the “Securities”) pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended (the “Offering”), in the minimum amount of $4,250,000 (the “Minimum Offering Amount”) and the maximum amount of $50,000,000 (the “Maximum Offering Amount”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from a prospective investor (each, a “Subscriber” and collectively, “Subscribers”) for the purchase of Securities pursuant to the terms and conditions of a Subscription Agreement with the Issuer (the “Subscription Agreement”) will be held during the Offering, subject to the terms and conditions of this Agreement. Issuer Direct agrees to serve as Escrow Agent with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held at a FDIC insured bank (the “Bank”), in a segregated account as defined below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.	Establishment of Escrow Account. Prior to the date the SEC issues a qualification for the sale of the Securities pursuant to the Offering Statement (the “Qualification Date”), the Escrow Agent shall establish an account at the Bank, entitled “Issuer Direct as Agent for CapRocq Core REIT, Inc. Escrow Account” (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account at the Bank.

2.	Escrow Period. The Escrow Period shall begin on the Qualification Date and shall terminate in whole or in part upon the earlier to occur of the following:

a.	The date upon which subscription amounts for the Minimum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account. The Escrow Account shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

b.	The first to occur of (i) the maximum offering amount being raised or (ii) 18-months from the qualification date or;

c.	The date upon which a determination is made by Issuer to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Issuer has triggered closing of such funds. Even after the sale of Securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Statement. Issuer represents that no funds have yet been raised for the Issuer. The parties acknowledge and agree that all funds received by the Escrow Agent from a Subscriber in the Offering will be deposited in the Escrow Account established by the Escrow Agent at the Bank.

3.

Deposits into the Escrow Account. All Subscribers will be instructed by the Issuer and the Escrow Agent to transfer funds by wire or ACH directly into the Escrow Account pursuant to the following instructions:

Fifth Third Bank

C/O Issuer Direct Corp

500 Perimeter Park Dr, Suite D

Morrisville NC 27560

ABA Number:       TBD

For Credit to: Issuer Direct Corp Escrow Account

Account Number:

SWIFT CODE: ########

Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Escrow Agent shall promptly, concurrent with any new or modified subscription, provide Issuer with a copy of the Subscriber’s signed Subscription Agreement and other information as may be reasonably requested by the Issuer in connection with the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire or ACH delivered to it hereunder.

If any Subscription Agreement for the purchase of Securities is rejected by the Issuer in its sole discretion, then the Subscription Agreement and the Escrow Amount for such Subscriber shall be returned to the rejected Subscriber by the Escrow Agent within ten days from the date of rejection by the Issuer.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform Issuer of any such return or rejection.

4.	Investor Procedures for Subscribing. If an investor decides to subscribe for shares of common stock in this offering, they will be instructed as follows:

Go to www.asmxcapital.com/caprocqcore.com, click on the “Invest Now” button and follow the procedures as described.

a.	Electronically receive, review, execute and deliver to us a subscription agreement; and
b.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified bank account maintained by Issuer Direct.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision.

The Company has engaged Issuer Direct to provide certain technology and administrative services in connection with the offering, including the online platform by which subscribers may receive, review, execute and deliver subscription agreements electronically.

ASMX will provide the platform website through which potential investors may subscribe to the offering. The platform website is a site that hosts due diligence materials on our company (as well as other companies) to allow investors and broker-dealers to review information on our company. The platform website will also redirect interested investors, via an “Invest Now” button, to a site maintained by Issuer Direct Corporation, where investors can receive, review, execute and deliver subscription agreements electronically

5.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive written instructions from the Issuer to release funds from Escrow on or prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber.

In the event Escrow Agent receives cleared funds for the Minimum Amount of the Offering prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer, Escrow Agent shall, pursuant to those instructions, distribute funds from such Escrow Amount pursuant to the instructions of Issuer. The Escrow Agent shall effect such transfer by the close of business on the date the Escrow Agent receives the written instruction from the Issuer; provided, however if the Escrow Agent receives the written instruction from the Issuer after 2pm Mountain Time, then the Escrow Agent shall effect such transfer by the close of business the on the next succeeding business day. Issuer’s written instructions to Escrow Agent shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Escrow Account for any funds for management and offering and selling expenses, including without limitation, any process fees incurred by the Escrow Agent, from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds as directed by Issuer directly to the appropriate parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer’s instructions certain parties), will then be remitted to Issuer as described above.

6.	Collection Procedure. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

7.	Investment of Escrow Amount. The Escrow Amount shall be deposited in the Escrow Account in accordance with Section 3 and held uninvested in the Escrow account, which shall be non-interest bearing

8.	Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Issuer.

9.	Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect for two-years, including, but not limited to, items 3, 5, 6, 10, 11, 12 and 13 of this Agreement.

10.	Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC, and laws of the State of Delaware, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in Delaware. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

11.	Liability. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amount or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Escrow Amount or any part thereof.

12.	Indemnity. Issuer agrees to defend, indemnify and hold the Escrow Agent harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Escrow Agent. This defense and indemnification obligation will survive termination of this Agreement. Escrow Agent reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and Issuer agree to reasonably cooperate with Escrow Agent in the defense of any such claim, action, settlement or compromise negotiations, as requested by the Escrow Agent.

13.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and the Escrow Agent regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

14.	Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent and Issuer. Changes to this Agreement will be sent to you via email.

15.	Notices.

a.	Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii)	in person, by post or fax; or

iii)	by e-mail or other electronic communication.

b.	Such communications shall be addressed as follows:

To Escrow Agent:

Issuer Direct Corp.

500 Perimeter Park Drive, Suite D

Morrisville, NC 27560

Attention: Brian Balbirnie

Email: #########@######.com

Telephone: 919-481-4000

Fax: (202) 521-3505

To Issuer:

CapRocq Core REIT, Inc.

1 Allied Drive, Suite 1500

Little Rock, AR 72202

Telephone: 501-372-6161

Email: #########@######.com

Attention: Beau Blair

c.	Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

16.	Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

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Agreed by the undersigned as of the date set forth above by and between:

CapRocq Core REIT, Inc.

By: /s/ Beau Blair

Name: Beau Blair
Title: Director and COO

By: _____________________

Name: ___________________
Title: ____________________

ISSUER DIRECT CORP.

By /s/ Brian Balbirnie

Name: Brian Balbirnie

Title: CEO

[Execution page to Escrow Services Agreement]

EXHIBIT A

ESCROW AGENT FEES

Escrow Services
$225.00	One-time setup fee
$5.00	Per investor
$1.00	Per inbound ACH
$15.00	Per inbound wire
$25.00	Per outbound wire
$2.00	AML check - per domestic investor
$25.00	AML check - per international investor
$45.00	AML bad actor checks